Exhibit 8.1

[LATHAM & WATKINS LLP LETTERHEAD]

July 19, 2004

Pan Pacific Retail Properties, Inc.

1631-B South Melrose Drive

Vista, California 92083

Re:	Pan Pacific Retail Properties, Inc.

$50,000,000 Principal Amount of 5.95% Senior Unsecured Notes due June 1, 2014

Ladies and Gentlemen:

We have acted as tax counsel to Pan Pacific Retail Properties, Inc., a Maryland corporation (the “Company”), in connection with the registration by the Company, under the Securities Act of 1933, as amended (the “Securities Act”) on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) on June 18, 2003 (Registration No. 333-106250), as amended by Amendment No. 1 filed on June 20, 2003, as further amended by Amendment No. 2 filed on September 8, 2003 as further amended by Amendment No. 3 filed on October 29, 2003, as further amended by Amendment No. 4 filed on December 15, 2003 (collectively, the “Registration Statement”), of $50,000,000 aggregate principal amount of 5.95% Senior Unsecured Notes due June 1, 2014 (the “Securities”), to be issued under an Indenture dated as of April 6, 2001 between the Company and The Bank of New York, as trustee (the “Indenture”), a prospectus dated January 13, 2004 (the “Base Prospectus”), and a prospectus supplement dated July 14, 2004 (the “Prospectus Supplement”) (the Prospectus Supplement and the Base Prospectus are herein called, collectively, the “Prospectus”).

You have requested our opinion concerning certain of the federal income tax considerations relating to the Company. This opinion is based on various facts and assumptions, including the facts set forth in the Registration Statement concerning the business, assets and governing documents of the Company and its subsidiaries. We have also been furnished with, and with your consent have relied upon, certain representations made by the Company and its subsidiaries with respect to certain factual matters through a certificate of an officer of the Company (the “Officer’s Certificate”). With your permission, we have assumed the accuracy of the opinion of Venable LLP, counsel for the Company, dated July 19, 2004 with respect to certain matters of Maryland law.

In our capacity as tax counsel to the Company, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion. For the purposes of our

July 19, 2004

LATHAM & WATKINS LLP

opinion, we have not made an independent investigation or audit of the facts set forth in the above referenced documents or in the Officer’s Certificate. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein only as to the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

Based on such facts, assumptions and representations, it is our opinion that:

1. Commencing with its taxable year ended December 31, 1997, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust, and its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”).

2. The statements in the Prospectus set forth under the caption “United States Federal Income Tax Considerations Related to Our REIT Election” as supplemented by the statements in the Prospectus Supplement under the caption “Material U.S. Federal Income Tax Considerations” set forth our opinion concerning the material federal income tax considerations regarding the Company’s election to be taxed as a real estate investment trust and the ownership of the Securities.

No opinion is expressed as to any matter not discussed herein.

This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the Registration Statement or Officer’s Certificate may affect the conclusions stated herein. As described in the Registration Statement, the Company’s qualification and taxation as a real estate investment trust depends upon the Company’s ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership. We have not independently verified factual matters that form the basis of our opinion, including the Company’s actual annual operating results, asset diversification, distribution levels and diversity of stock ownership, and we will not do so in the future.

July 19, 2004

LATHAM & WATKINS LLP

This opinion is rendered only to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K dated July 19, 2004. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon by any other person, firm or corporation for any purpose, without our prior written consent, provided however, that investors purchasing securities pursuant to the Registration Statement may rely on this opinion, as of the date hereof. We consent to your filing this opinion as an exhibit to the 8-K disclosing the offering of the Securities, to the discussion of this opinion in the Prospectus under the caption “United States Federal Income Tax Considerations Related to Our REIT Election” and the Prospectus Supplement under the caption “Material U.S. Federal Income Tax Considerations” and to the reference to our firm name in the Prospectus under the captions “Legal Matters” and “United States Federal Income Tax Considerations Related to Our REIT Election” and the Prospectus Supplement under the caption “Material U.S. Federal Income Tax Considerations”. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,

/s/    LATHAM & WATKINS LLP